SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	September 25, 2025

NANOVIRICIDES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-36081	76-0674577
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1 Controls Drive, Shelton, Connecticut		06484
(Address of Principal Executive Offices)		(Zip Code)

(203) 937-6137
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Common Stock,	NNVC	NYSE-American

Item 5.02. Compensatory Arrangements of Certain Officers.

Extension Employment Agreement - Anil Diwan

On September 25, 2025, NanoViricides, Inc. (the “Registrant”) entered into an Extension Agreement effective July 1, 2025 (the “Diwan Extension”) of the Employment Agreement with Dr. Anil R. Diwan entered into on July 1, 2018 (the “Diwan Employment Agreement”) to continue to serve as the President of the Registrant, effective July 1, 2025.

The Extension provides that Dr. Diwan will continue to serve as the Registrant’s President until June 30, 2026 at a base annual base salary of $400,000. Dr. Diwan shall be entitled to participate in all fringe benefits the Registrant provides for its employees generally and such other benefits as the Registrant provides for its senior executives. In addition, the Registrant shall maintain a Term Life Insurance policy for Dr. Diwan, valued at $2 million, of which $1 million shall be assigned to the Registrant and the remaining balance to Dr. Diwan’s estate.

In addition, as an incentive towards the ultimate success of the Registrant, and to provide leadership authority to Dr. Diwan, the Registrant granted 10,204 shares of the Registrant’s Series A Preferred Stock, par value $0.00001 per share to Dr. Diwan. Dr. Diwan’s rights in the shares shall vest in equal, quarterly installments commencing on September 30, 2025 and fully vest on June 30, 2026. Dr. Diwan will be eligible to receive severance if he is terminated by the Registrant other than for cause in which event the Registrant shall pay to Dr. Diwan an amount equal to six (6) month’s salary as severance compensation (without regard to compensation or benefits Dr. Diwan receives from any other source). Dr. Diwan shall be eligible for all benefits during this six (6) month period including bonuses, vesting of previously awarded stock options, health care insurance and other fringe benefits that have been ongoing. The Registrant may elect to pay such severance compensation in a lump sum or in equal payments over the six month period. A copy of the Diwan Extension is attached to this Form 8-K as Exhibit 10.1 and is incorporated by reference.

Extension Employment Agreement - Meeta Vyas

Also on September 25, 2025, the Registrant) entered into an Extension Agreement effective July 1, 2025 (the “Vyas Extension”) of the Employment Agreement with Meeta Vyas of the Employment Agreement with Ms. Vyas entered into on May 31, 2013, (the “Vyas Employment Agreement”) to continue to serve as the Chief Financial Officer of the Registrant, effective July 1, 2025.

The Vyas Extension is renewable on an annual basis. The Vyas Employment Agreement provided for a term of three (3) years with a base compensation of $9,000 per month and 129 shares of Series A preferred stock, also on a monthly basis. On January 1, 2015, her cash compensation was increased to $10,800 per month. The Vyas Extension is for a period of one year from July 1, 2025 through June 30, 2026 under the same general terms as the Vyas Employment Agreement with amendments to provide that the CFO shall be reimbursed up to 50% of all costs of Health Insurance including any Medical, Dental, and any and all parts and subparts of Medicare Insurance that she subscribes to, not to exceed $2,500 per month. A copy of the Vyas Extension is attached to this Form 8-K as Exhibit 10.2 and is incorporated by reference.

Amendment to Line of Credit Agreement

On November 13, 2023, the Company’s President and CEO, Dr. Anil Diwan, entered into a Line of Credit Agreement whereby Dr. Diwan agreed to provide a standby Line of Credit to the Company in the maximum amount of $2,000,000. All amounts outstanding under the Line of Credit, including principal, accrued interest and other fees and charges, will be due and payable on December 31, 2024. Amounts drawn down under the Line of Credit shall bear interest at a fixed rate of 12%. Advancements under the Line of Credit will be collateralized by an Open End Mortgage Deed on the Company’s real property at 1 Controls Drive, Shelton, Connecticut and a Chattel Mortgage (U.C.C - 1 filing) against the Company’s equipment and fixtures. Any draw down under the Line of Credit requires the approval of the Company’s Board of Directors. On February 12, 2024, the Company, pursuant to Article 2.5 of the Company’s Line of Credit Agreement with Dr. Anil Diwan, signed an Extension Agreement which extended the maturity of the Company’s Line of Credit from December 31, 2024 to December 31, 2025. There were no other amendments to the original Line of Credit. On September 23, 2024 the Company, pursuant to Article 2.5 of the Company’s Line of Credit Agreement with Dr. Anil Diwan, signed an Amendment Agreement which increased the available line of credit from $2 million to $3 million, and extended the maturity of the Company’s Line of Credit from December 31, 2025 to March 31, 2026. On July 25, 2025, the Company, pursuant to Article 2.5 of the Line of Credit Agreement signed an Amendment Agreement extending the maturity of the Company’s Line of Credit from March 31, 2026 to March 31, 2027.

Item. 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Extension of Employment Agreement with Anil Diwan c
10.2	Extension of Employment Agreement with Meeta Vyas effective July 1, 2025
10.3	Amendment to Line of Credit Agreement dated September 23, 2025
10.4	Open Ended Promissory Note dated September 23, 2025
10.5	Open End Mortgage Deed dated September 23, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

NANOVIRICIDES, INC.

Date: October 1, 2025	By:	/s/ Anil Diwan
Name: Anil Diwan
Title: President, Chairman